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                                                        Exhibit 99.B(d)(2)(L)(i)

                                   SCHEDULE A

     The Series of ING Investors Trust (formerly The GCG Trust) as described in
Section 1 of the attached Portfolio Management Agreement, to which Morgan Stanley Investment Management, Inc. shall act as Portfolio Manager are as follows:

ING Van Kampen Equity Growth Portfolio
ING Van Kampen Global Franchise Portfolio
ING Van Kampen Growth and Income Portfolio
ING Van Kampen Real Estate Portfolio